EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100772 and 333-175304 on Form S-8 of Modine Manufacturing Company of our report relating to the statement of net assets available for benefits as of December 31, 2012 of the Modine 401(k) Retirement Plan for Salaried Employees (the “Plan”) dated June 24, 2013 appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
June 23, 2014